Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-269598) of Asset Entities Inc. (the “Company”) of our report dated March 31, 2023, relating to the audit of the consolidated balance sheets of the Company and its variable interest entity as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
April 6, 2023	Certified Public Accountants
PCAOB ID: 1171